Exhibit 4(b)

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) to Agreement and Plan of Merger, dated as of January 16, 2024 (the “Original Agreement”) is made and entered into as of April 12, 2024, by and among Golub Capital BDC 3, Inc., a Maryland corporation, Golub Capital BDC, Inc., a Delaware corporation (“GBDC”), Park Avenue Subsidiary Inc., a Maryland corporation and wholly-owned subsidiary of GBDC, GC Advisors LLC, a Delaware limited liability company, and, solely for purposes of Section 1.9 thereof, Golub Capital LLC, a Delaware limited liability company (collectively, the “Parties”). Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Original Agreement.

RECITALS

The Parties desire to amend the Original Agreement to remove the provisions regarding payment of the GBDC Termination Fee and the GBDC 3 Termination Fee and to make certain conforming changes as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Amendments. Effective as of the date of this Amendment:

a.            Section 9.2 in the Original Agreement is deleted in its entirety.

b.            Section 9.1 is amended such that subsection (c)(iv) in the Original Agreement is deleted in its entirety and replaced by the following:

(iv)         at any time prior to obtaining the GBDC 3 Requisite Vote, (A) GBDC 3 is not in material breach of any of the terms of this Agreement and (B) the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, authorizes GBDC 3, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and GBDC 3 enters into, a definitive Contract with respect to a GBDC 3 Superior Proposal; or

c.            Section 9.1 is amended such that subsection (d)(iv) in the Original Agreement is deleted in its entirety and replaced by the following:

(iv)         at any time prior to obtaining the GBDC Requisite Vote, (A) GBDC is not in material breach of any of the terms of this Agreement and (B) the GBDC Board, including a majority of the Independent Directors of GBDC, authorizes GBDC, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and GBDC enters into, a definitive Contract with respect to a GBDC Superior Proposal; or

d.            Section 9.4 is amended such that Section 9.4 in the Original Agreement is deleted in its entirety and replaced by the following:

Except with respect to (i) costs and expenses of printing and mailing the Registration Statement and all filing and other fees paid to the SEC in connection with the Merger, (ii) all filing and other fees in connection with any filing under the HSR Act and (iii) fees and expenses for legal services to GBDC 3, GBDC and Merger Sub in connection with the Merger Agreement and the Transactions, which, in each case, shall be borne equally by GBDC and GBDC 3, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

e.            Article X is amended such that the definition of “GBDC Superior Proposal” in the Original Agreement is deleted in its entirety and replaced by following:

“GBDC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, GBDC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of GBDC or more than 75% of the assets of GBDC on a consolidated basis (a) on terms which the GBDC Board, including a majority of the Independent Directors of GBDC, determines in good faith to be superior for the stockholders of GBDC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by GBDC 3 in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by GBDC Board (including a majority of the Independent Directors of GBDC) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

f.             Article X is amended such that the definition of “GBDC 3 Superior Proposal” in the Original Agreement is deleted in its entirety and replaced by following:

“GBDC 3 Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, GBDC 3 or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of GBDC 3 or more than 75% of the assets of GBDC 3 on a consolidated basis (a) on terms which the GBDC 3 Board, including a majority of the Independent Directors of GBDC 3, determines in good faith to be superior for the stockholders of GBDC 3 (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by GBDC in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the GBDC 3 Board (including a majority of the Independent Directors of GBDC 3) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

g.            Article X is amended such that the references to “GBDC Termination Fee” and “GBDC 3 Termination Fee” in the Table of Definitions are deleted in their entirety.

2.          Miscellaneous.

a.            This Amendment shall only serve to amend and modify the Original Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Original Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Original Agreement to the “Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Original Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Original Agreement, shall mean and be a reference to the Original Agreement, as amended by this Amendment; provided that references to “the date of this Agreement,” “the date hereof,” and other similar references in the Original Agreement shall continue to refer to the date of the Original Agreement and not to the date of this Amendment.

b.            This Amendment shall be subject to the general provisions contained in Article XI of the Original Agreement, which are incorporated by reference herein, in each case, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

GOLUB CAPITAL GBDC 3, INC.

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President and Chief Executive Officer

GOLUB CAPITAL BDC, INC.

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	Chief Executive Officer

PARK AVENUE SUBSIDIARY INC.

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

GC Advisors LLC

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President

GOLUB CAPITAL LLC

By:	/s/ David B. Golub
	Name:	David B. Golub
	Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]